Exhibit (h)(vii)

FUND-OF-FUNDS FEE WAIVER AND EXPENSE LIMITATION AGREEMENT

For

Certain Series Listed on Schedule A with Fund-of-Funds Exposure

THIS FUND-OF-FUNDS FEE WAIVER AND EXPENSE LIMITATION AGREEMENT (the “Agreement”) made as of June 13, 2024 by and between Perpetual Americas Funds Trust, a Massachusetts business trust (the “Trust”) and JOHCM (USA) Inc (d/b/a Perpetual Americas Funds Services), an investment adviser registered with the Securities and Exchange Commission (the “SEC”) with its principal office and place of business in Boston, Massachusetts (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of all series of the Trust pursuant to an Amended and Restated Investment Advisory Agreement between the Trust and the Adviser dated as of February 1, 2024 as may be amended from time to time (the “Advisory Agreement”) under which the Adviser provides or arranges for the provision of investment advisory services to each series of the Trust and in compensation therefor receives an investment advisory fee (the “Advisory Fee”);

WHEREAS, each of the Funds listed on Schedule A hereto (each, a “Fund-of-Funds”) expects to have material exposure to another series of the Trust (each such series an “Underlying Fund” and collectively the “Underlying Funds”) and indirectly to incur fees and expenses relating to the management and operations of the Underlying Funds through such investment (as defined below, the “Underlying Fund Expenses”);

WHEREAS, each Fund-of-Funds may also invest directly in other securities and instruments (“Other Investments”);

WHEREAS, with respect to each Fund-of-Funds, the Adviser wishes, in a manner consistent with its fiduciary obligations, to waive a portion of its Advisory Fee based on amounts that are attributable to assets invested in Underlying Funds;

WHEREAS, in entering into this Agreement, the Adviser does not intend to waive any portion of its Advisory Fee attributable to investments by a Fund-of-Funds in Other Investments;

WHEREAS, the Trust and the Adviser desire to enter into an agreement that takes into account (i) the fiduciary fee waiver principles applicable to “fund-of-funds” structures and (ii) the treatment of Underlying Fund Expenses within each Fund-of-Fund’s expense limitation arrangements;

WHEREAS, the Barrow Hanley Credit Opportunities Fund, a series of The Advisors’ Inner Circle Fund III (“AIC”), a Delaware Statutory Trust (the “Predecessor Fund”) that is advised by Perpetual US Services, LLC (“Perpetual-PGIA”), an investment adviser that is an affiliate of the Adviser and registered with the SEC, is party to an Investment Advisory Agreement dated December 29, 2021, as amended, and an Expense Limitation Agreement dated April 7, 2022, as amended, for the Predecessor Fund (the “Barrow Hanley Predecessor Agreement”) by and between AIC and Perpetual-PGIA, whereby Perpetual-PGIA has a contractual right to recoup fees waived or expenses reimbursed with respect to the Predecessor Fund, subject to certain limitations and conditions set forth in the Barrow Hanley Predecessor Agreement; and

WHEREAS, pursuant to an Agreement and Plan of Reorganization, (the “Barrow Hanley Plan”), the Predecessor Fund intends to reorganize with and into a corresponding new series of the Trust (the “Barrow Hanley Reorganization,”), and, in light of current circumstances surrounding the Barrow Hanley Reorganization, the Trust and Adviser hereby agree that the Adviser shall be entitled to collect on behalf of Perpetual-PGIA amounts that would have been recoverable by Perpetual-PGIA from the Barrow Hanley Predecessor Fund under the Barrow Hanley Predecessor Agreement, subject to the conditions and limitations described herein;

NOW, THEREFORE, in consideration of the foregoing recitals, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, to be effective with respect to the Fund-of-Funds upon either the consummation of the Barrow Hanley Reorganization for such Fund-of-Funds, or the commencement of operations of a Fund-of-Funds:

1.	Fiduciary Fee Waiver

Where a Fund-of-Funds invests all or a portion of its assets in an Underlying Fund, the Adviser will waive or reduce the Advisory Fee payable to the Adviser by the Fund-of-Funds, but not below zero, in an amount equal to the Advisory Fee the Adviser receives attributable to the assets of the Fund-of-Funds invested in an Underlying Fund. For avoidance of doubt, amounts waived or reduced pursuant to this Section 1 are not eligible for recoupment by the Adviser, as otherwise provided for in Section 3 hereof.

2.	Expense Limitation

A. With respect to each share class (“Class”) of each Fund-of-Funds, as used in this Agreement:

(a) “Attributable Class Expenses” means the actual operating expenses of the Fund-of-Funds, including organizational expenses that are attributable to the Class (other than brokerage costs, interest, taxes, dividends, litigation and indemnification expenses and extraordinary expenses (as determined under generally accepted principles) (“Excluded Expenses”)), plus the Fund-of-Fund’s Underlying Fund Expenses that are attributable to the Class (in each case expressed as a percentage of average daily net assets), prior to any waiver, reduction or reimbursement by the Adviser under this Agreement;

(b) “Effective Class Expenses” means the actual operating expenses of the Fund-of-Funds, including organizational expenses that are paid by the Class (other than Excluded Expenses), plus the Fund’s Underlying Fund Expenses that are attributable to the Class (in each case expressed as a percentage of average daily net assets), after any waiver, reduction or reimbursement by the Adviser under this Agreement;

(c) “Maximum Operating Expense Limit” means the “Total Annual Fund Operating Expenses After Expense Reductions” listed for the Class of the Fund-of-Funds under “Maximum Operating Expense Limit” in Schedule A;

(d) “Annual Excess Amount” means the extent to which the annual Attributable Class Expenses of the Class for a fiscal year (or portion thereof if the Fund-of-Funds was added to this Agreement during the course of such fiscal year) exceed the Maximum Operating Expense Limit for that Class; and

(e) “Underlying Fund Expenses” means any fees and expenses estimated and/or projected (using reasonable efforts of the Adviser) to have been incurred indirectly by the Class of the Fund-of-Funds as a result of investment by the Fund-of-Funds in shares of one or more Underlying Funds.

B. Each month, the Attributable Class Expenses of each Class of a Fund-of-Funds for such month (including the Underlying Fund Expenses) shall be annualized as of the last day of the month. If such annualized Attributable Class Expenses exceed the Maximum Operating Expense Limit of a Class, the Adviser shall waive, reduce or reimburse the Advisory Fee it is entitled to receive from that Class under the Advisory Agreement or otherwise reimburse Fund-of-Funds expenses attributable to such Class for that month by an amount such that the annualized Effective Class Expenses (including annualized applicable Underlying Fund Expenses) of such Class for such month equal the Maximum Operating Expense Limit.

C. As necessary, and subject to any reimbursements made to the Adviser pursuant to this Agreement, on or before the last day of the first month of each fiscal year of a Fund-of-Funds, an adjustment payment shall be made by the Adviser to the relevant Class of the Fund-of-Funds or by the relevant Class of the Fund-of-Funds to the Adviser, as applicable, such that the amount of the advisory fees or other expenses waived, reduced or reimbursed by the Adviser pursuant to this Agreement with respect to such Class of the Fund-of-Funds during the previous fiscal year shall equal the Annual Excess Amount, if any, for such previous fiscal year.

3.	Recoupment

A. Each Fund-of-Funds agrees to repay (i) to the Adviser the amount of fees (excluding fees waived pursuant to Section 1 hereof and including any amounts foregone through limitation or reimbursed pursuant to Section 2 hereof) that, but for Section 2 hereof, would have been payable by the Fund-of-Funds to the Adviser pursuant to the Advisory Agreement and the amount of expenses reimbursed by the Adviser in accordance with Section 2 hereof (collectively, the “Recoupable Fees/Expenses”), (ii) to the Adviser on behalf of Perpetual-PGIA (or directly to Perpetual-PGIA at the discretion of the Trust) any amounts accrued by the Predecessor Fund on its books as available for recoupment by Perpetual-PGIA pursuant to the Barrow Hanley Predecessor Agreements the “Predecessor Recoupable Fees/Expenses”) subject to the limitations provided in this Section, and such limitations as stated in Section 1 hereof.

B. Such repayment shall be made monthly, but only if the Attributable Class Expenses of a Fund-of-Funds (exclusive of Excluded Expenses), without regard to such repayment, are at an annual rate equal to or less than the lesser of (i) the Maximum Operating

Expense Limit for such Class of the Fund-of-Funds as set forth on Schedule A or (ii) the Maximum Operating Expense Limit in effect at the time of the initial waiver and/or reimbursement (which, for the avoidance of doubt, may be a limit under the Barrow Hanley Predecessor Agreement). Furthermore, the amount of Recoupable Fees/Expenses and Predecessor Recoupable Fees/Expenses paid by a Fund-of-Funds with respect to any Class in any month shall be limited so that the sum of (i) the amount of such payments and (ii) the other operating expenses of the relevant Class of the Fund-of-Funds (exclusive of Excluded Expenses) do not exceed the limitations set forth in the prior sentence.

C. Recoupable Fees/Expenses and Predecessor Recoupable Fees/Expenses are subject to repayment by a Fund-of-Funds only within three years following the date on which the relevant fee waiver or expense reimbursement was made by the Adviser or Perpetual-PGIA. In no event will a Fund-of-Funds be obligated to pay any fees waived or expenses reimbursed with respect to any other fund of the Trust or to any other fund’s predecessor fund other than a Fund-of-Funds corresponding Predecessor Fund, as set forth in Barrow Hanley Plan, as applicable.

4.	Term and Termination

The Maximum Operating Expense Limit with respect to the Fund-of-Funds and its share classes shall be effective for the period set forth on Schedule A hereto, which may be amended to shorten such period only by the Board of Trustees of the Trust. All other provisions of this Agreement shall continue from time to time unless terminated by the Trust or the Adviser upon written notice. Any notice of termination of this Agreement shall be prospective only, and shall not affect a party’s existing obligations under this Agreement. For the avoidance of doubt, any obligation of the Fund-of-Funds pursuant to Section 3 of this Agreement shall not be discharged by the Adviser’s termination of this Agreement unless expressly agreed in writing by the Adviser and the Fund-of-Funds.

5.	Amendment

No amendment or modification to this Agreement, or any Schedule thereto, shall be valid unless made in writing and executed by the Trust and the Adviser.

6.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

7.	Massachusetts Business Trust

A copy of the Agreement and Declaration of Trust establishing the Trust, as amended or restated from time to time, is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Funds by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders individually but are binding only upon the assets and property belonging to the Trust.

IN WITNESS WHEREOF, the parties hereto have executed this Fee Waiver and Expense Limitation Agreement as of the date first above written.

PERPETUAL AMERICAS FUNDS TRUST		JOHCM (USA) INC (d/b/a PERPETUAL AMERICAS FUNDS SERVICES)

By:	/s/ David Lebisky	By:	/s/ Jonathan Weitz
Name:	David Lebisky	Name:	Jonathan Weitz
Title:	Chief Compliance Officer	Title:	Chief Operating Officer

[Signature Page to the Fee Waiver and Expense Limitation Agreement]

SCHEDULE A

to the

FEE WAIVER AND EXPENSE LIMITATION AGREEMENT

For

Certain Series Listed on Schedule A with Fund-of-Funds Exposure

MAXIMUM OPERATING EXPENSE LIMITS

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]	Expiration Date of Expense Limit[2]
Barrow Hanley Credit Opportunities Fund	Institutional Shares	77bps	February 1, 2026

Schedule A to the Fee Waiver and Expense Limitation Agreement is hereby Agreed and Acknowledged as of the date first above written:

PERPETUAL AMERICAS FUNDS TRUST, on behalf of itself and each of its series as set forth on Schedule A

By:	/s/ David Lebisky
Name:	David Lebisky
Title:	Chief Compliance Officer

JOHCM (USA) INC (d/b/a PERPETUAL AMERICAS FUNDS SERVICES)

By:	/s/ Jonathan Weitz
Name:	Jonathan Weitz
Title:	Chief Operating Officer

[Signature Page to Schedule A of the Fee Waiver and Expense Limitation Agreement]

[1]	Expressed as a percentage of a Fund’s average daily net assets.
[2]

The Expense Limit shall continue in effect thereafter for additional one year periods so long as such continuation is approved at least annually by JOHCM (USA) Inc (d/b/a Perpetual Americas Funds Services) and the Board of Trustees of the Trust.